                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 8-A/A
                                 AMENDMENT NO. 6

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                           Metretek Technologies, Inc.
             ------------------------------------------------------
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


                 Delaware                                                        84-1169358
--------------------------------------------                      ----------------------------------------
  (STATE OF INCORPORATION OR ORGANIZATION)                          (I.R.S. EMPLOYER IDENTIFICATION NO.)

       1675 Broadway, Suite 2150
           Denver, Colorado                                                80202
--------------------------------------------                      ----------------------
  (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                              (ZIP CODE)

        SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:

         TITLE OF EACH CLASS                                          NAME OF EACH EXCHANGE ON WHICH
         TO BE SO REGISTERED                                           EACH CLASS IS TO BE REGISTERED
         ---------------------                                    ---------------------------------------
                  None                                                             None

IF THIS FORM RELATES TO THE REGISTRATION OF A CLASS OF SECURITIES PURSUANT TO
SECTION 12(B) OF THE EXCHANGE ACT AND IS EFFECTIVE PURSUANT TO GENERAL INSTRUCTION A.(C), PLEASE CHECK THE FOLLOWING BOX. [ ]

IF THIS FORM RELATES TO THE REGISTRATION OF A CLASS OF SECURITIES PURSUANT TO
SECTION 12(G) OF THE EXCHANGE ACT AND IS EFFECTIVE PURSUANT TO GENERAL INSTRUCTION A.(D), PLEASE CHECK THE FOLLOWING BOX. [X]

 SECURITIES ACT REGISTRATION STATEMENT FILE NUMBER TO WHICH THIS FORM RELATES:
                                 Not applicable

             SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(g)
                                  OF THE ACT:

                        Preferred Share Purchase Rights
                        -------------------------------
                                (TITLE OF CLASS)

         This Form 8-A/A Amendment No. 6 is hereby filed to supplement and amend the information set forth in the Form 8-A filed by Metretek Technologies, Inc. (formerly known as Marcum Natural Gas Services, Inc.) on January 10, 1992, as previously amended, including by Form 8-A/A Amendment No. 5 filed on November 30, 2001.

ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED
         -------------------------------------------------------

         On May 3, 2004, Metretek Technologies, Inc., a Delaware corporation (the "Company"), issued 3,510,548 shares of its common stock, par value $.01 per share ("Common Shares"), and five-year warrants to purchase 702,109 shares of its Common Stock in a private placement (the "Private Placement") to certain institutional and accredited investors ("2004 Private Placement Investors"). The Private Placement was made pursuant to a Securities Purchase Agreement, dated as of April 29, 2004, among the Company and certain investors (the "Securities Purchase Agreement"). In addition, certain holders ("Series B Preferred Shareholders") of outstanding shares of the Company's Series B Preferred Stock, par value $.01 per share ("Series B Preferred Shares") have agreed to convert a total of 2,500 shares of Preferred Stock, including accrued and unpaid dividends, and to receive upon such conversion approximately 1,209,000 shares of Common Stock plus warrants to purchase approximately 1,209,000 million shares of Common Stock exercisable until June 9, 2005 at an exercise price of $3.0571 per share, which is the same price as the conversion price of the Preferred Stock into each share of Common Stock, pursuant to certain documents (the "Series B Preferred Share Documents").

         Pursuant to the authorization of the Company's Board of Directors, and in order to prevent the Private Placement and the Series B Preferred Share Documents or the acquisition of Common Shares or warrants by the 2004 Private Placement Investors in connection with the Private Placement or by the Series B Preferred Shareholders in connection with the Series B Preferred Share Documents or upon the exercise of the warrants, from triggering the protections provided by the Amended and Restated Rights Agreement, dated as of November 30, 2001 (the "Rights Agreement"), on April 22, 2004, the Company adopted and entered into Amendment No. 1 ("Amendment No. 1") to the Rights Agreement. All capitalized terms used below but not defined herein have the respective meanings given to them in the Rights Agreement.

         Amendment No. 1 provides as follows:

         o Sections 1(a), 1(jj), 3(a), 11 and 13 of the Rights Agreement are amended to:

              (a) prevent any 2004 Private Placement Investors or Series B Preferred Shareholders and their Affiliates and Associates from becoming an "Acquiring Person",

              (b) prevent a "Shares Acquisition Date" from occurring,

              (c) prevent a "Distribution Date" from occurring, and


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

              (d) prevent any adjustment of the purchase price, number and kind of shares, number of rights or other protection set forth in Sections 11 and 13 from being triggered;

              in each case, as the result of:

                           (i) the execution and delivery of the Securities Purchase Agreement and all related agreements and instruments (collectively referred as the "2004 Private Placement Documents"), or of the Series B Preferred Share Documents, or any amendments thereto in accordance with the terms thereof,

                           (ii) any actions taken by any of the 2004 Private Placement or any of the Investors Series B Preferred Shareholders pursuant to the terms of any of the 2004 Private Placement Documents or the Series B Preferred Share Documents,

                           (iii) the consummation of the transactions contemplated by the 2004 Private Placement Documents or the Series B Preferred Share Documents, or

                           (iv) the announcement or commencement thereof, including, without limitation, the acquisition by any of the 2004 Private Placement Investors or any of the Series B Preferred Shareholders now or at any time in the future of any Common Shares, warrants, and Common Shares issued or issuable upon exercise of warrants, or any other acquisition of any such securities, in each case pursuant to the 2004 Private Placement Documents or the Series B Preferred Share Documents.

         A copy of Amendment No. 1 is being filed as Exhibit 1 to this Form 8-A/A, Amendment No. 6 and is incorporated herein by reference. The foregoing description of Amendment No. 1 does not purport to be complete and is qualified in its entirety by reference to Amendment No. 1.


ITEM 2.  EXHIBITS.

         1. Form of Amendment No. 1 to Rights Agreement, dated April 22, 2004, between Metretek Technologies, Inc. and ComputerShare Investor Services, LLC. *



         -----------------
         * Filed herewith



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


                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                       METRETEK TECHNOLOGIES, INC.



Date:  May 21, 2004                    By /s/ W. Phillip Marcum
                                          -------------------------------------
                                          W. Phillip Marcum, President and
                                          Chief Executive Officer



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